Exhibit 99.1

Release:	4:05 P.M. January 16, 2026

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Declares Increased Quarterly Common Stock Cash Dividend

NEW YORK, January 16, 2026 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank, today announced a quarterly cash dividend of $0.20 per share on the Company’s common stock (the “Dividend”), an increase of $0.05 from the prior quarterly dividend of $0.15 per share. The Dividend is payable on February 6, 2026 to holders of record of the Company’s common stock at the close of business on January 27, 2026.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market and corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks in 2024 and 2025. The Bank was ranked by Independent Community Bankers of America among the top ten successful loan producers for 2024 by loan category and asset size for commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating on January 29, 2025. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender.

For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.